Filed pursuant to Rule 433

Registration No. 333-151523

Features		Benefits

•

Exchange-traded security

•

Underlying Value (UV) accurately tracks three times the inverse percentage change in U.S. single family home prices, as measured by the S&P/Case-Shiller
Composite-10 Home Price Index[1]

•

Premium or discounted market price reflects investor expectations beyond the near-term[2]

•

Fully-collateralized: backed by U.S. treasuries,
overnight Treasury repurchase agreements & cash

•

Quarterly income potential when interest income
exceeds trust expenses

•

No minimum investment; marginable

________________________________________________

(See opposite side and prospectus for additional information)

•

Hedge exposure to U.S. housing without the inconveniences and costs of selling real property

•

Bearish view expressed via a “long” position

•

Unlike short positions in homebuilder stocks, REITs, mortgage bonds & derivatives, a “pure play” on residential single family real estate prices

•

No issuer credit risk or hidden counterparty risks

•

Unlike levered ETFs, levered MacroShares replicate benchmark performance beyond a single day, and magnify long-term inverse returns to meet the needs of buy-and-hold investors

•

Income distributions supplement capital return; income from Treasuries is exempt from state and local taxes [3]

•

Intraday pricing and liquidity

Index Components & Weights
Fund Profile		S&P/Case-Shiller Composite-10 Home Price Index
Ticker:	DMM	Metropolitan Area Components
CUSIP	55610X 103

MacroMarkets LLC estimates that the aggregate capital value of the housing stock comprising all ten metro areas measured by this index exceeds 30% of the total U.S. housing stock, or approximately $6 trillion. The annual returns of this index have been more volatile than, but very highly correlated with those of the S&P/CS U.S. National Home Price Index. Metro area weights are derived by multiplying the U.S. Census housing unit count by an average price for each metro area. Please refer to the S&P Index Methodology document for more information.

Trust Collateral:	Short-Term T-Bills, Treasury Repos & Cash
Reference Index:	The S&P Case-Shiller Composite-10 Home Price Index
Inception Date:	[March] [ ], 2009
Maturity Date[4]:	November 28, 2014
Starting Reference Index Level:	[166.05]
Reference Index Range[5]:	[110.70] to [221.40]
Inception Underlying Value per Share:	$25
Income Potential/Frequency:	Yes/Quarterly
Underlying Value Tracking:	Percentage change in Reference Index, multiplied by the leverage factor
Reference Index Leverage Factor:	3x
Expense Ratio[6]:	1.25%
Quarterly Income Amount:	Varies, Interest earned on the collateral net of trust expenses

S&P/Case-Shiller Composit-10 Home Price Index (Historical Performance)
Summary Statistics (Inception through Nov 08)
			CorrelationI	Return	Volatility	SharpeII
		S&P/CS Comp-10	1.00	164.33%	10.71%	0.14
		Commodities	0.08	438.42%	80.33%	0.06
		REITs	0.30	-30.97%	69.47%	-0.07
		Stocks	0.01	233.84%	54.82%	0.05
		Bonds	-0.27	363.02%	17.53%	0.24

Commodities = GSCI, REITs = NAREIT All, Stocks = S&P 500, Bonds = JP Morgan US Gov’t

IRolling YoY returns relative to YoY returns of the S&P/CS Composite-10 Home Price Index

IISharpe Ratio is calculated by dividing excess annualized returns above/below the risk-free rate by the  annualized volatility of the monthly returns

1

The calculation of underlying value is described in the prospectus. For more information regarding the S&P/Case-Shiller Composite-10 Home Price Index, please refer to the S&P index methodology document, which can be found at www.standardandpoors.com or www.MacroMarkets.com.

2

For all MacroShares products, premium and discounted market prices (relative to underlying value) are normal. These market prices reflect supply and demand, as well as factors that the prices of other exchange-traded products may not be affected by, including investor expectations for Reference Index performance over the remaining term of the security.

3

Income derived from United States Government securities is exempt from state and local taxes; income from repurchase agreements is not. Consult your tax advisor.

4

Subject to early termination as described in the prospectus.

5

The Reference Index Range is the maximum performance range of the Reference Index that can be tracked by the Underlying Value of the Major Metro Housing MacroShares. If the Reference Index rises to or above [ 221.40 ] or falls to or below [ 110.70 ], and, in either case, remains at or above that level (or at or below that level, as applicable) for three consecutive index publication days, these securities will terminate but continue to trade until the business day before the next scheduled quarterly distribution date and then be redeemed at their underlying value. For more information regarding this and other termination triggers, please read the prospectus.

6

Excludes a fixed trust fee that diminishes on a per-share basis as fund assets under management grow. These and other details can be found in the prospectus.

Read the prospectus carefully before investing.
Please call 1-888-Macros1 x500 (888-622-7671 x 500) or visit www.MacroShares.com for more information.

Version 2.0	PRELIMINARY

How Macro Shares Work

MacroShares are issued in pairs: When MacroShares Major Metro Housing Down are created, an equal number of MacroShares Major Metro Housing Up are also created.

Macro Shares funds are invested in short-term Treasury Bills, overnight repurchase agreements secured by Treasuries and cash.

Major Metro Housing Down funds are invested in the “Major Metro Housing Down Trust.”

Major Metro Housing Up investor funds are invested in a separate “Major Metro Housing Up Trust”. These trusts enter into a settlement contract: a binding agreement to pledge assets to one another over time, according to a predetermined formula that is driven by changes in the Reference index.

The Underlying Value (UV) of these MacroShares changes by three times the movement, in percent terms, of the S&P/Case-Shiller Composite-10 Home Price Index. When the index level decreases, the UV of MacroShares Major Metro Housing Down increases (and vice versa). The market price of MacroShares typically diverges from their UV. This is normal, and reflects a variety of market factors - including investor expectations regarding the future path of home prices over the remaining term of the security.

Illustration

Housing Down
SETTLEMENT CONTRACT
Housing Up
$25
Inception
Starting Index Level = 150
Up and Down Trusts are Equally Collateralized
Leverage Factor = 3
$25
$22
Scenario 1
Index Level increases to 156 (+4%)
$3 is transferred* from the Down to the Up Trust
($25 x 4% index change x leverage factor = $3)
$28
$28
Scenario 2
Index Level decreases to 144 (-4%)
$3 is transferred* from the Up to the Down Trust
($25 x 4% index change x leverage factor = $3)
$22

*No assets are actually transferred between the trusts until a redemption, an early termination or the scheduled maturity date occurs. The $3 "transfers" within this illustration represent payment obligations of one trust to the other, as mandated by the applicable settlement contract.

“Standard & Poor’s®” and “S&P®” are registered trademarks of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and have been licensed for use by MacroMarkets LLC. CSW®, Case-Shiller®, CS™, Fiserv®, and Case Shiller Indexes® are trademarks of Fiserv Fulfillment Services Inc. (f/k/a Fiserv CSW, Inc.) and have been licensed for use by Standard & Poor’s.  MacroShares are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), Fiserv, or any of their third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of MacroShares or any member of the public regarding the advisability of investing in securities generally or in MacroShares particularly or the ability of any S&P/Case-Shiller Home Price Index to track performance of the residential real estate and housing markets. S&P's and its third party licensors’ only relationship to MacroMarkets is the licensing of certain trademarks and trade names of S&P and the third party licensors and of certain S&P/CS Indices, which are determined, composed and calculated by S&P or its third party licensors without regard to MacroMarkets or MacroShares. S&P and its third party licensors have no obligation to take the needs of its licensees or the owners of MacroShares into consideration in determining, composing or calculating any S&P/CS Index. Neither S&P nor its third party licensors is responsible for and none has participated in determining the pricing, quantities or timing of any issuance or sale of MacroShares or the assessment or method of settlement calculation therefor. S&P has no obligation or liability in connection with the administration, marketing or trading of MacroShares.

The depositor of the MacroShares Major Metro Housing Up and Down Trusts, MacroShares Housing Depositor, LLC (”MHD”), is owned by MacroMarkets LLC which acts as the administrator and whose subsidiary, MacroFinancial LLC (”MF”), acts as the marketing agent for the trust. MHD, a Delaware limited liability company, has filed a registration statement (including a prospectus) with the SEC for the offering to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depsitor, the trusts and the offering. MF, MHD, any underwriter or any dealer participating in the offering can arrange to send you the prospectus upon request, or you may retrieve these documents at no charge by visiting EDGAR on the SEC web site (www.sec.gov). Investors should carefully read the prospectus, and carefully consider the investment objectives and policies, risk considerations, charges and ongoing expenses of the Up and Down Trusts before investing or sending money. The prospectus contains this and other information relevant to an investment in MacroShares. MacroMarkets LLC conducts all of its securities transactions through its subsidiary, MacroFinancial LLC, member FINRA. If you have any questions or have any difficulty accessing a prospectus, please contact your securities representative or:

MacroFinancial, LLC 14 Main Street, Suite 100, Madison, NJ 07940	MacroShares Housing Depositor, LLC 1-888-Macros1 x500 (888-622-7671 x500)

Read the prospectus carefully before investing.
Please call 1-888-Macros1 x500 (888-622-7671 x 500) or visit www.MacroShares.com for more information.

Version 2.0	PRELIMINARY